Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amber Road, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-195231) of Amber Road, Inc. of our report dated March 10, 2017, with respect to the consolidated balance sheets of Amber Road, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 Form 10-K/A of Amber Road, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 15, 2017